UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported):   October 28, 2002

COGENTRIX ENERGY, INC.
(Exact name of registrant as specified in its chapter)

North Carolina (State of incorporation)	33-74254 (Commission File Number)	56-1853081 (IRS Employer Identification No.)

9405 Arrowpoint Boulevard, Charlotte, North Carolina  28273-8110
(Address of principal executive offices including Zip Code)

Registrant's telephone number, including area code:      (704) 525-3800

Item 5. Other Events.

On October 28, 2002, Moody's Investor Services ("Moody's") announced its decision to downgrade the credit rating of Cogentrix Energy, Inc. ("Cogentrix") to Ba1 from Baa3, and keep the rating under review for possible further downgrade.

In the press release, Moody's stated that its rating action reflects the credit deterioration of tolling counterparty guarantors for the Sterlington, Southaven and Caledonia projects owned by Cogentrix, a potential increase in the proportion of generation that is uncontracted and a worsening outlook for development of new projects.

As reported in our quarterly report on Form 10-Q for the quarter ended June 30, 2002, Cogentrix previously provided an unsecured guaranty of an indirect subsidiary's commitment to provide additional contingent supplemental equity to the Southaven project. Currently, the maximum amount of this indirect subsidiary's contingent supplemental equity contribution commitment is $14.9 million. The amount will be adjusted on December 31, 2002 to $27.4 million less the aggregate amount of project cost savings at that time. Currently, we do not anticipate that project cost savings, if any, will be material on the Southaven project. As a result of the rating action taken by Moody's, Cogentrix was required to secure this guaranty with a letter of credit in the amount of the supplemental equity contribution obligation. This letter of credit, issued under the Cogentrix corporate credit facility, was posted on November 1, 2002.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
November 4, 2002	COGENTRIX ENERGY, INC. (Registrant) By: s/ THOMAS F. SCHWARTZ Thomas F. Schwartz Group Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)